================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*



                        Nobel Learning Communities, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                    Common Stock, Par Value $0.001 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    654889104
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                [_]   Rule 13d-1(b)
                [X]   Rule 13d-1(c)
                [_]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

===================                                                 ============
CUSIP NO. 654889104                   13G                           PAGE 2 OF 10
===================                                                 ============

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Edison Venture Fund II, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER


  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 549,194 (see Note 1 under Item 4)
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           549,194 (see Note 1 under Item 4)
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        549,194 (see Note 1 under Item 4)
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.8%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 10 pages

===================                                                 ============
CUSIP NO. 654889104                   13G                           PAGE 3 OF 10
===================                                                 ============

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Edison Partners II, L.P.
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER


  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 549,194 (see Note 1 under Item 4)
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           549,194 (see Note 1 under Item 4)
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        549,194 (see Note 1 under Item 4)
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.8%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 3 of 10 pages

===================                                                 ============
CUSIP NO. 654889104                   13G                           PAGE 4 OF 10
===================                                                 ============

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        John H. Martinson
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER


  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 549,194 (see Note 1 under Item 4)
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           549,194 (see Note 1 under Item 4)
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        549,194 (see Note 1 under Item 4)
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.8%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 4 of 10 pages

===================                                                 ============
CUSIP NO. 654889104                   13G                           PAGE 5 OF 10
===================                                                 ============

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Richard J. Defieux
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER


  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 549,194 (see Note 1 under Item 4)
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           549,194 (see Note 1 under Item 4)
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        549,194 (see Note 1 under Item 4)
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.8%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 5 of 10 pages

===================                                                 ============
CUSIP NO. 654889104                   13G                           PAGE 6 OF 10
===================                                                 ============

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gustav H. Koven
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER


  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 549,194 (see Note 1 under Item 4)
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           549,194 (see Note 1 under Item 4)
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        549,194 (see Note 1 under Item 4)
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.8%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 6 of 10 pages

===================                                                 ============
CUSIP NO. 654889104                   13G                           PAGE 7 OF 10
===================                                                 ============

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas A. Smith
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [_]
                                                                         (b) [_]
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
------- ------------------------------------------------------------------------
                     5     SOLE VOTING POWER


  NUMBER OF        ------- -----------------------------------------------------
   SHARES            6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                 549,194 (see Note 1 under Item 4)
    EACH           ------- -----------------------------------------------------
  REPORTING          7     SOLE DISPOSITIVE POWER
   PERSON
    WITH
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER

                           549,194 (see Note 1 under Item 4)
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        549,194 (see Note 1 under Item 4)
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)   [_]

------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.8%
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 7 of 10 pages

===================                                                 ============
CUSIP NO. 654889104                   13G                           PAGE 8 OF 10
===================                                                 ============

Item 1(a).    Name of Issuer:  Nobel Learning Communities, Inc.
              --------------

Item 1(b).    Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              1615 West Chester Pike, West Chester, PA 19382

Item 2(a).    Name of Person Filing:
              ---------------------
              This statement is being filed by Edison Venture Fund II, L.P. ("Edison II"); Edison Partners II, L.P. ("Edison Partners II"); John H. Martinson, Richard J. Defieux, Gustav H. Koven and Thomas
              A. Smith (collectively, the "General Partners"). The General Partners, Edison II and Edison Partners II collectively are referred to as the "Reporting Persons." The Reporting Persons have entered into a Joint Filing Agreement, dated the date hereof, a copy of which is filed with this Schedule 13D as EXHIBIT 1 (which is hereby incorporated by reference) pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

              Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Schedule 13(g) of the Act or otherwise, the beneficial owner of any securities covered by this statement held by any other person.

Item 2(b).    Address of Principal Business Office or, if None, Residence:
              -----------------------------------------------------------
              The principal business address of the Reporting Persons with respect to the shares reported hereunder is 1009 Lenox Drive #4, Lawrenceville, NJ 08648.

Item 2(c).    Citizenship:
              -----------
              Edison II is a private Delaware limited partnership. Edison Partners II is a private Delaware limited partnership. The General Partners are each U.S. citizens.

Item 2(d).    Title of Class of Securities:
              ----------------------------
              Common Stock, $0.001 Par Value Per Share

Item 2(e).    CUSIP Number:  654889104
              ------------

Item 3.       If this statement is filed pursuant to Rules 13d-1(b), or
              ---------------------------------------------------------
              13d-2(b), check whether the person filing is a:
              ----------------------------------------------

              (a) [_] Broker or Dealer registered under Section 15 of the
                      Securities Exchange Act of 1934 (the "Act").

              (b) [_] Bank as defined in Section 3(a)(6) of the Act.

              (c) [_] Insurance Company as defined in Section 3(a)(19) of the
                      Act.

              (d) [_] Investment Company registered under Section 8 of the
                      Investment Company Act.

              (e) [_] Investment Advisor registered under Section 203 of the
                      Investment Advisers Act of 1940.

              (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

              (g) [_] Parent Holding Company, in accordance with Rule
                      13d-1(b)(ii)(G); see Item 7.

              (h) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4.       Ownership.
              ---------
              (a) Amount Beneficially Owned: As of December 31, 2002, Edison II was the record holder of 25,000 shares of Common Stock (the "Common Shares") and 2,096,776 shares of the Series A Convertible Preferred Stock, par value $.001 per share, of the Issuer (the "Preferred Shares" and, together with the Common Shares, the "Shares"), which Preferred Shares are currently convertible into 524,194 shares of Common Stock. As the sole general partner of Edison II, Edison Partners II may be deemed to own beneficially the Shares. As the individual general partners of Edison Partners II, each of the General Partners may also be deemed to own beneficially the Shares. Each of the Reporting Persons expressly disclaims beneficial ownership of any of the Shares, except to the extent of his or its pecuniary interest therein and, in the case of Edison II, for the Shares which it holds of record. (Also, see Note 1 below.)

                                Page 8 of 10 pages

===================                                                 ============
CUSIP NO. 654889104                   13G                           PAGE 9 OF 10
===================                                                 ============


              (b) Percent of Class: Each Reporting Person may be deemed to own beneficially 7.8% of the Common Stock of the Issuer. The foregoing percentage is based on the 6,554,966 shares of Common Stock reported to be outstanding as of November 8, 2002 in the Issuer's Quarterly Report on Form 10-Q, filed on November 14, 2002 with the Securities and Exchange Commission, as adjusted pursuant to Rule 13d-3(d)(1).

              (c)     Number of shares as to which such person has:

                        (i) sole power to vote or to direct the vote:

                       (ii) shared power to vote or to direct the vote: 549,194
                            for each Reporting Person (see Note 1 below)

                      (iii) sole power to dispose or to direct the disposition
                            of:

                       (iv) shared power to dispose or to direct the disposition
                            of: 549,194 for each Reporting Person (see Note 1 below)

                 Note 1: The shares reported as beneficially owned on this
                 Schedule 13G were previously reported on a Schedule 13D filed with the Securities and Exchange Commission on August 29, 1994, as amended to date.

Item 5.       Ownership of Five Percent or Less of a Class.
              --------------------------------------------
              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              ---------------------------------------------------------------
              Not applicable.

Item 7.       Identification and Classification of the Subsidiary Which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on by the Parent Holding Company.
              ------------------------------------------------------------
              Not applicable.

Item 8.       Identification and Classification of Members of the Group.
              ---------------------------------------------------------
              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(J).

Item 9.       Notice of Dissolution of Group.
              ------------------------------
              Not applicable.

Item 10.      Certification.
              -------------
              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 9 of 10 pages

===================                                                =============
CUSIP NO. 654889104                   13G                          PAGE 10 OF 10
===================                                                =============

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2003


                                       EDISON VENTURE FUND II, L.P.

                                       By:  Edison Partners II, L.P., its
                                            General Partner


                                       By:      /s/ John H. Martinson
                                           ------------------------------
                                       John H. Martinson
                                       General Partner of Edison Partners II,
                                       L.P.


                                       EDISON PARTNERS II, L.P.


                                       By:      /s/ John H. Martinson
                                           ------------------------------
                                       Name: John H. Martinson
                                       Title: General Partner


                                                /s/ John H. Martinson
                                       ----------------------------------
                                       John H. Martinson


                                                /s/ Richard J. Defieux
                                       ----------------------------------
                                       Richard J. Defieux


                                                /s/ Gustav H. Koven
                                       ----------------------------------
                                       Gustav H. Koven


                                                /s/ Thomas A. Smith
                                       ----------------------------------
                                       Thomas A. Smith


                               Page 10 of 10 pages

                                                                       EXHIBIT 1
                                                                       ---------


                     AGREEMENT REGARDING THE JOINT FILING OF
                                  SCHEDULE 13G

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Nobel Learning Communities, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         EXECUTED this 14th day of February, 2003.


                                       EDISON VENTURE FUND II, L.P.

                                       By:  Edison Partners II, L.P., its
                                            General Partner


                                       By:      /s/ John H. Martinson
                                           ------------------------------
                                       John H. Martinson
                                       General Partner of Edison Partners II,
                                       L.P.


                                       EDISON PARTNERS II, L.P.


                                       By:      /s/ John H. Martinson
                                           ------------------------------
                                       Name: John H. Martinson
                                       Title: General Partner


                                                /s/ John H. Martinson
                                       ----------------------------------
                                       John H. Martinson


                                                /s/ Richard J. Defieux
                                       ----------------------------------
                                       Richard J. Defieux


                                                /s/ Gustav H. Koven
                                       ----------------------------------
                                       Gustav H. Koven


                                                /s/ Thomas A. Smith
                                       ----------------------------------
                                       Thomas A. Smith

                                                                       EXHIBIT 2
                                                                       ---------


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John H. Martinson and Ross T. Martinson, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2003.



                                                /s/ John H. Martinson
                                       ----------------------------------
                                       John H. Martinson


                                                /s/ Richard J. Defieux
                                       ----------------------------------
                                       Richard J. Defieux


                                                /s/ Gustav H. Koven
                                       ----------------------------------
                                       Gustav H. Koven


                                                /s/ Thomas A. Smith
                                       ----------------------------------
                                       Thomas A. Smith